Exhibit 3.3


                                   RESTATED

                           ARTICLES OF INCORPORATION

                                      OF

                                   [Company]



                  FIRST:   The name of the Corporation is [Company]
         (hereinafter, the "Corporation").

                  SECOND : The purpose of the Corporation is to engage in any or all lawful business for which corporations may be incorporated under the Alabama Business Corporation Act, including, but without limitation, the sale of new and used motor vehicles, and any and all transactions related thereto, and the acting as an insurance agent and the providing of insurance services, exclusive of the underwriting of insurance policies.

                  THIRD: The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1000) shares of Common Stock, each having a par value of one cent ($0.01).

                  FOURTH: The address of the registered agent of the Corporation is 2000 Interstate Park Drive, Suite 204, Montgomery, Alabama 36109. The name of the registered agent at that address is The Corporation Company.

                  FIFTH:   The board of directors consists of two directors.
         The names and addresses of the directors of the Corporation are as follows:

                  Jonathan P. Ferrando        110 SE 6th Street
                                              Ft.  Lauderdale, Florida 33301

                  Michael E. Maroone          110 SE 6th Street
                                              Ft.  Lauderdale, Florida 33301